Exhibit (d)(44)

Form of

Schedule A

Funds and Portfolios Covered by Sub-Research Agreement

between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

dated as of ______________

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity Emerging Markets Equity Central Fund	Equity	09/17/08

Agreed and Accepted as of _____________
[SIGNATURE LINES OMITTED]